FWP

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 1 Debt Capital Markets Presentation First Quarter – 2021 Main Street Capital Corporation NYSE: MAIN mainstcapital.com Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated May 7, 2021 Relating to Registration Statement No. 333-231146

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 2 Disclaimers Main Street Capital Corporation (MAIN) cautions that statements in this presentation that are forward-looking, and provide other than historical information, involve risks and uncertainties that may impact our future results of operations. The forward-looking statements in this presentation are based on current conditions as of May 6, 2021, and include, but are not limited to, statements regarding our goals, beliefs, strategies, future operating results and cash flows, operating expenses, investment originations and performance, available capital, payment and the tax attributes of future dividends and stakeholder returns. Although our management believes that the expectations reflected in any forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: our continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which our portfolio companies operate; the potential impacts of the COVID-19 pandemic on our and our portfolio companies’ business and operations, liquidity and access to capital, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact our operations or the operations of our portfolio companies; the operating and financial performance of our portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions “Cautionary Statement Concerning Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in our filings with the Securities and Exchange Commission (www.sec.gov), including our most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q. We undertake no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. MAIN has filed a registration statement (including a prospectus and prospectus supplements) with the SEC for any offering to which this communication may relate and may file one or more supplements to the prospectus in the future. Before you invest in any of MAIN’s securities, you should read the registration statement and the applicable prospectus and prospectus supplement(s) in order to fully understand all of the implications and risks of an offering of MAIN’s securities. You should also read other documents MAIN has filed with the SEC for more complete information about MAIN and its securities offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MAIN will arrange to send you any applicable prospectus and prospectus supplement if you request such materials by calling us at (713) 350-6000. These materials are also made available, free of charge, on our website at www.mainstcapital.com. Information contained on our website is not incorporated by reference into this communication. The summary descriptions and other information included herein are intended only for informational purposes and convenient reference. The information contained herein is not intended to provide, and should not be relied upon for, accounting, legal or tax advice or investment recommendations. Before making an investment decision with respect to MAIN, investors are advised to carefully review an applicable prospectus to review the risk factors described or incorporated by reference therein, and to consult with their tax, financial, investment and legal advisors. These materials do not purport to be complete, and are qualified in their entirety by reference to the more detailed disclosures contained in an applicable prospectus and MAIN’s related documentation.

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 3 Main Street Capital Corporation 1st Quarter – 2021

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 4 MAIN is a Principal Investor in Private Debt and Equity Hybrid debt and equity investment strategy, internally managed operating structure and focus on Lower Middle Market differentiates MAIN from other investment firms Conservative capital structure with S&P rating of BBB-/Stable outlook (1) Capital under management includes undrawn portion of debt capital as of March 31, 2021 Internally-managed Business Development Company (BDC) • IPO in 2007 • $4.7 billion in capital under management(1) – $3.6 billion internally at MAIN(1) – $1.1 billion as the investment adviser to external parties(1) Primarily invests in the under-served Lower Middle Market (LMM) • Targets companies with revenue between $10 million - $150 million; EBITDA between $3 million - $20 million • Provides single source solutions including a combination of first lien, senior secured debt and equity financing Debt investments in Middle Market companies • Issuances of first lien, senior secured and/or rated debt investments • Larger companies than LMM investment strategy Debt investments originated in collaboration with other funds • First lien, senior secured debt investments in privately held companies originated through strategic relationships with other investment funds • Similar in size, structure and terms to LMM and Middle Market investments Attractive asset management advisory business Significant management ownership / investment in MAIN Headquartered in Houston, Texas

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 5 First Lien Debt, 94.2%, $1,794.5m Junior Debt, 5.8%, $109.6m Total Debt Investments $1,904.1 million Investment Portfolio – By Type of Investment(1) Equity, 28.6%, $802.0m Other Portfolio Equity, 3.4%, $94.0m Total Investment Portfolio $2,800.1 million Debt Investments, 68.0%, $1,904.1m (1) Fair value as of March 31, 2021

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 6 Unique Investment Strategy Middle Market • Larger companies than LMM strategy, with EBITDA between $20 - $100 million • First lien, senior secured debt investments • Floating rate debt investments • Large addressable market • Can provide source of liquidity for MAIN as needed Lower Middle Market (LMM) • Proprietary investments that are difficult for investors to access • Companies with $10 - $150 million of revenues and $3 - $20 million of EBITDA • Customized financing solutions which include a combination of first lien, senior secured debt and equity • Large addressable market • High cash yield from debt investments • Dividend income, NAV growth and net realized gains from equity investments Private Loans • Companies that are similar in size to LMM and Middle Market • First lien, senior secured debt investments in privately held companies originated through strategic relationships with other investment funds • Floating rate debt investments • Proprietary investments that can be difficult for investors to access • Investments with attractive risk-adjusted returns Asset Management Business • Monetizing value of MAIN’s intangible assets • Significant contribution to net investment income • Source of stable, recurring fee income • Returns benefit MAIN stakeholders due to internally managed structure MAIN’s investment strategy differentiates MAIN from its competitors and provides highly attractive risk-adjusted returns

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 7 Portfolio Highlights(1) Middle Market • $418.1 million of total investments • 40 companies • $400.9 million of debt investments (96% of Middle Market portfolio) • 93% of debt investments are first lien(2) • Average investment size of $11.4 million(2) • 95% of debt investments bear interest at floating rates(2) • Weighted-average effective yield of 7.9%(3) Lower Middle Market • $1,328.6 million of total investments • 71 companies • $695.3 million of debt investments (52%) • $633.3 million of equity investments (48%) • Typical initial investment target of 75% debt / 25% equity • 98% of debt investments are first lien(2) • Average investment size of $18.7 million at fair value or $15.9 million at cost • Weighted-average effective yield on debt of 11.5%(3) Private Loans • $741.2 million of total investments • 63 companies • $706.9 million of debt investments (95% of Private Loan portfolio) • 95% of debt investments are first lien(2) • Average investment size of $12.2 million(2) • 93% of debt investments bear interest at floating rates(2) • Weighted-average effective yield of 8.7%(3) Total Portfolio(4) • $2,800.1 million of total investments • 199 companies • $1,904.1 million of debt investments (68%), including $48.2 million of Other Portfolio investments • $896.0 million of equity investments (32%), including $94.0 million of Other Portfolio investments • 97% of debt investments are first lien(2) • 69% of debt investments bear interest at floating rates(2) • Weighted-average effective yield on debt investments of 9.6%(3) The benefits of MAIN’s unique investment strategy has resulted in a high quality, diversified and mature investment portfolio (1) As of March 31, 2021; investment amounts at fair value, unless otherwise noted (2) As of March 31, 2021; based on cost (3) As of March 31, 2021; weighted-average effective yield based on principal and includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non-accrual status; Weighted average yield is calculated using the applicable floating rate as of March 31, 2021 (4) Includes $117.2 million of equity investment relating to MAIN’s wholly owned unconsolidated subsidiary, MSC Adviser I, LLC, and $52.8 million of short-term portfolio investments

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 8 Business Development Company (BDC) Background Leverage • Regulatory restrictions on debt leverage levels require BDCs to maintain conservative leverage • Must maintain an asset to debt coverage ratio of at least 2.0x, unless the BDC has obtained Board or Shareholder approval to decrease the required asset to debt coverage ratio to 1.5x as provided for under the Small Business Credit Availability Act passed in December 2017 Full Transparency • Detailed schedule of all investments (and related key terms) in quarterly reporting • Quarterly fair value mark to market accounting Income Tax Treatment • As a Regulated Investment Company (RIC), BDCs generally do not pay corporate income taxes • To maintain RIC status and avoid paying corporate income taxes, BDCs must distribute at least 90% of taxable income (other than net capital gain) to investors • To avoid federal excise taxes, BDCs must distribute at least 98% of taxable income to investors • Tax treatment is similar to Real Estate Investment Trusts (REITs) Created by Congress in 1980 through the Small Business Investment Incentive Act of 1980 to facilitate the flow of capital to small and mid- sized U.S. businesses Highly regulated by the Securities and Exchange Commission under the Investment Company Act of 1940 (1940 Act) Provide a way for individual investors to participate in equity and debt investments in private companies

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 9 MAIN Capital Structure (1) Debt amounts reflected at par value (2) Based on stock price of $39.15 as of March 31, 2021 Current capitalization ($ in 000's) March 31, 2021 % of Capitalization Cash 65,001 $ Debt at parent Credit Facility 87,000 3.1% 5.20% Notes due 2024(1) 450,000 15.8% 4.50% Notes due 2022(1) 185,000 6.5% 3.00% Notes due 2026(1) 300,000 10.5% Total debt at parent 1,022,000 35.8% Debt at subsidiaries SBIC Debentures(1) 290,000 10.2% Total debt at subsidiaries 290,000 10.2% Total debt 1,312,000 46.0% Book value of equity 1,540,164 54.0% Total capitalization 2,852,164 $ 100.0% Debt / Capitalization 0.46x Debt / Book equity 0.85x Debt / Enterprise value(2) 0.34x Debt / Market capitalization(2) 0.49x Stock price / Net asset value per share(2) 1.73x

MAIN ST
CAPITAL CORPORATION

Conservative Leverage

As of March 31, 2021 ($ in 000's)	Parent[1]	SBICs	Total
Total Assets	$ 2,414,804	$ 497,901	$ 2,912,705
Debt Capital:			
Revolving Credit Facility[2]	87,000	-	87,000
SBIC Debentures	-	283,948	283,948
Notes Payable[3]	930,617	-	930,617
Total Debt	1,017,617	283,948	1,301,565
Net Asset Value (NAV)	1,328,331	211,833	1,540,164

Key Leverage Stats

	Parent	SBICs	Total
Interest Coverage Ratio[4]	3.88x	4.28x	3.97x
Asset Coverage Ratio[5]	2.36x	1.72x	2.22x
Consolidated Asset Coverage Ratio - Regulatory[6]	N/A	N/A	2.50x
Debt to Assets Ratio	0.42x	0.57x	0.45x
Debt to NAV Ratio[7]	0.77x	1.37x	0.85x
Net Debt to NAV Ratio[8][9]	0.72x	1.35x	0.81x

(1) Assets at the BDC/RIC parent level represent the collateral available to MAIN's debt capital market investors
(2) As of March 31, 2021, MAIN's credit facility had $780.0 million in total commitments with an accordion feature to increase up to $800.0 million; in April 2021, MAIN's credit facility was amended to, among other things, increase the total commitments from $780.0 million to $855.0 million and to extend the maturity of the facility to April 2026
(3) Includes the carry value of the 5.20% Notes ($451.7 million; $450.0 million par), the 4.50% Notes ($184.0 million; $185.0 million par), and the 3.00% Notes ($294.9 million; 300.0 million par)
(4) Distributable Net Investment Income (DNII)[9] + interest expense / interest expense on a trailing twelve month basis
(5) Calculated as total assets divided by total debt at par, including SBIC Debentures ($290.0 million), 5.20% Notes ($450.0 million), 4.50% Notes ($185.0 million), 3.00% Notes ($300.0 million)
(6) Calculated per BDC regulations; SBIC Debentures are not included as "senior debt" for purposes of the BDC 200% asset coverage requirements pursuant to exemptive relief received by MAIN
(7) Debt to NAV Ratio is calculated based upon the par value of debt
(8) Net debt in this ratio includes par value of debt less cash and cash equivalents of $61.8 million, $3.2 million and $65.0 million for the Parent, SBICs, and Total, respectively
(9) See reconciliation of DNII to Net Investment Income and Non-GAAP Information disclosures included on pages 37 and 39 of this presentation

Main Street Capital Corporation NYSE: MAIN mainstcapital.com
Page 10

MAIN ST CAPITAL CORPORATION

Conservative Leverage - Regulatory

Passage of the Small Business Credit Availability Act in December 2017 provides the opportunity for BDCs to obtain board or shareholder approval to access additional leverage by lowering the required asset coverage to 1.50x (from 2.00x)

MAIN has historically operated at conservative regulatory leverage levels, in all cases with significant cushion to the historical (2.00x) regulatory limits, and proven through historical performance that MAIN does not require access to additional leverage to generate market leading returns

MAIN's Historical Asset Coverage Ratio:	2013	2014	2015	2016	2017	2018	2019	2020	Q1 21
Consolidated Asset Coverage Ratio - Regulatory(1)	3.37x	2.93x	2.92x	2.97x	3.67x	3.22x	2.89x	2.67x	2.50x
Minimum Required Asset Coverage(2)	2.00x	2.00x	2.00x	2.00x	2.00x	2.00x	2.00x	2.00x	2.00x
Cushion % above Miniumum Required Asset Coverage	69%	47%	46%	49%	84%	61%	45%	34%	25%

(1) Calculated per BDC regulations; SBIC Debentures are not included as "senior debt" for purposes of the 200% Minimum Asset Coverage Ratio requirements pursuant to exemptive relief received by MAIN

(2) Minimum required asset coverage of 2.00x prior to passage of the Small Business Credit Availability Act; Minimum requirement of 2.00x remains in place for all BDCs unless board or shareholder approval is obtained to lower minimum requirement to 1.50x

Main Street Capital Corporation NYSE: MAIN mainstcapital.com

Page 11

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 12 Conservative Leverage - Excess Collateral Improves Over Time MAIN’s conservative use of leverage and use of equity to fund its growth results in significant excess collateral that provides protection to lenders MAIN’s management of its capital structure results in reduced risk profile for debt investors over time Excess collateral available to unsecured lenders has increased by 137% since MAIN’s first investment grade (IG) debt issuance (1) Most recent information publicly reported prior to first IG debt issuance (2) Represents asset value in excess of SBIC debt; SBIC assets contain negative pledge in relation to SBIC debt; therefore equity at SBIC entities is effectively collateral for lenders (3) First IG notes issued in November 2014 (4) Includes additional IG debt issuances in November 2017, April 2019, December 2019, July 2020, and January 2021 ($ millions) 9/30/2014 (1) 3/31/2021 Total Assets Excluding SBIC Assets 1,137 $ 2,415 $ Add: Equity Value of SBIC Entities (2) 218 $ 208 $ Total Collateral Available to Secured Lenders 1,355 $ 2,623 $ Less: Secured Debt (revolver borrowings) (287) $ (87) $ Excess Collateral Available to Unsecured Lenders 1,068 $ 2,536 $ Increase since first IG debt issuance (3) 137% Less: Unsecured Debt Outstanding (par value) (91) (935) (4) Remaining Excess Collateral Available to Unsecured Lenders 977 1,601 Increase since first IG debt issuance (3) 64%

MAIN ST CAPITAL CORPORATION

Key Credit Highlights

Experienced Management Team with Strong Track Record	• Core executive management team has been together as a team for 15+ years • Extensive investment expertise and relationships • Significant management equity ownership
Efficient and Leverageable Internally Managed Operating Structure	• Meaningful operating cost advantage through efficient internally managed structure • Significant benefits through alignment of interests between management (stock ownership and incentive compensation) and investors • Industry leading operating expense efficiency
Conservative Leverage	• 1940 Act requires a minimum 2.0x regulatory asset coverage ratio[(1)] • MAIN's asset coverage ratio is ~2.4x at the Parent level; ~2.50x on a regulatory basis • Conservative leverage position further enhanced through ongoing efficient capital raises through at-the-market, or ATM, equity issuance program
Unique Investment Strategy	• Unique investment strategy differentiates MAIN from its competitors and provides highly attractive risk-adjusted returns • Asset management advisory business significantly enhances MAIN's returns to its investors
High Quality Portfolio	• Significant diversification • Debt investments primarily carry a first priority lien on the assets of the business • Permanent capital structure of BDC allows for long-term, patient investment strategy and overall approach

(1) Minimum required asset coverage of 2.00x prior to passage of the Small Business Credit Availability Act; Minimum requirement of 2.00x remains in place unless Board or Shareholder approval is obtained to lower minimum requirement to 1.50x

Main Street Capital Corporation NYSE: MAIN mainstcapital.com
Page 13

MAIN Co-Founders and Executive Management Team

Dwayne Hyzak; CPA[1][2] **CEO**	• Co-founded MAIN; Joined Main Street group in 2002; affiliated with Main Street group since 1999 • Director of acquisitions / integration with Quanta Services (NYSE: PWR) • Manager with a Big 5 Accounting Firm's audit and transaction services groups
David Magdol[1][2] **President and CIO**[3]	• Co-founded MAIN; Joined Main Street group in 2002 • Vice President in Lazard Freres Investment Banking Division • Vice President of McMullen Group (John J. McMullen's Family Office)
Vince Foster; CPA & JD[1][2] **Executive Chairman**	• Co-founded MAIN and MAIN predecessor funds (1997) • Co-founded Quanta Services (NYSE: PWR) • Partner in charge of a Big 5 Accounting Firm's Corporate Finance/Mergers and Acquisitions practice for the Southwest United States
Jesse Morris; CPA **COO**[4] **and Executive Vice President**	• Joined MAIN in 2019 • Previously Executive Vice President with Quanta Services (NYSE: PWR) • Prior experience with a Big 5 Accounting Firm and a publicly-traded foodservice distribution company
Brent Smith; CPA **CFO and Treasurer**	• Joined MAIN in 2014 • Previously CFO with a publicly-traded oilfield services company • Prior experience with a Big 5 Accounting Firm and a publicly-traded financial consulting firm
Jason Beauvais; JD **SVP, GC, CCO**[5] **and Secretary**	• Joined MAIN in 2008 • Previously attorney for Occidental Petroleum Corporation (NYSE: OXY) and associate in the corporate and securities section at Baker Botts LLP

(1) Member of MAIN Executive Committee
(2) Member of MAIN Investment Committee
(3) Chief Investment Officer
(4) Chief Operating Officer
(5) Chief Compliance Officer

Main Street Capital Corporation NYSE: MAIN mainstcapital.com
Page 14

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 15 March 31, 2021 (3) Management (1) 3,316,148 $129,827,194 # of Shares (2) Significant Management Ownership / Investment Significant equity ownership by MAIN’s management team, coupled with internally managed structure, provides alignment of interest between MAIN’s management and our stakeholders (1) Includes members of MAIN’s executive and senior management team and the members of MAIN’s Board of Directors (2) Includes 1,159,703 shares, or approximately $30.5 million, purchased by Management as part of, or subsequent to, the MAIN IPO, including 12,954 shares, or approximately $0.5 million, purchased, directly or through MAIN’s dividend reinvestment plan, in the quarter ended March 31, 2021 (3) Based upon closing market price of $39.15/share on March 31, 2021

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 16 Efficient and Leverageable Operating Structure “Internally managed” structure means no external management fees or expenses are paid Alignment of interest between management and investors • Greater incentives to maximize increases to stakeholder value and rationalize debt and equity capital raises • 100% of MAIN’s management efforts and activities are for the benefit of the BDC MAIN targets total operating expenses(1) as a percentage of average assets (Operating Expense to Assets Ratio) at or less than 2% • Long-term actual results have significantly outperformed target • Industry leading Operating Expense to Assets Ratio of 1.4%(2) Significant portion of total operating expenses (1) are non-cash • Non-cash expense for restricted stock amortization was 27.8%(2) of total operating expenses (1) • Operating Expense to Assets Ratio of 1.0%(2) excluding non-cash restricted stock amortization expense MAIN’s internally managed operating structure provides significant operating leverage and greater returns for our stakeholders (1) Total operating expenses, including non-cash share-based compensation expense and excluding interest expense (2) Based upon the trailing twelve month period ended March 31, 2021

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 17 MAIN Maintains a Significant Operating Cost Advantage (1) Total operating expenses excluding interest expense (2) For the trailing twelve month period ended March 31, 2021 (3) For the trailing twelve month period ended March 31, 2021, excluding non-cash share-based compensation expense (4) Other BDCs includes dividend paying BDCs that have been publicly-traded for at least two years and have total assets greater than $500 million based on individual SEC Filings as of December 31, 2020; specifically includes: AINV, ARCC, BBDC, BKCC, CCAP, CGBD, CSWC, FDUS, FSK, GAIN, GBDC, GSBD, HTGC, MRCC, NEWT, NMFC, OCSL, OFS, PFLT, PNNT, PSEC, SAR, SCM, SLRC, SUNS, TCPC, TPVG, TSLX and WHF (5) Calculation represents the average for the companies included in the group and is based upon the trailing twelve month period ended December 31, 2020 as derived from each company’s SEC filings (6) Calculation represents the average for the companies included in the group and excludes non-cash share-based compensation. Based upon the trailing twelve month period ended December 31, 2020 as derived from each company’s SEC filings (7) Source: SNL Financial. Calculation represents the average for the trailing twelve month period ended December 31, 2020 and includes commercial banks with a market capitalization between $500 million and $3 billion 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% MAIN (2) Other BDCs (4)(5) Commercial Banks (7) Operating Expenses as a Percentage of Total Assets(1) MAIN Excl. Share-Based Comp. (3) Other BDCs Excl. Share-Based Comp. (4)(6)

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 18 Stable, Long-Term Leverage – Significant Unused Capacity MAIN maintains a conservative capital structure, with limited overall leverage and low cost, long-term debt Capital structure is designed to correlate to and complement the expected duration and fixed/floating rate nature of investment portfolio assets (1) As of March 31, 2021, MAIN’s credit facility had $780.0 million in total commitments with an accordion feature to increase up to $800.0 million; Borrowings under this facility are available to provide additional liquidity for investment and operational activities; in April 2021, MAIN’s credit facility was amended to, among other changes, (i) increase the total commitments from $780.0 million to $855.0 million and (ii) extend the revolving period under the Credit Facility to April 7, 2025 and the final maturity date of the Credit Facility to April 7, 2026 (2) Revolver rate reflects the rate based on LIBOR as of March 31, 2021 and effective as of the contractual reset date as of April 1, 2021 (3) MAIN’s SBIC licenses provided for total SBIC debenture capacity of $350.0 million, resulting in undrawn capacity at March 31, 2021 of $60.0 million Facility Interest Rate Maturity Principal Drawn $780.0 million Credit Facility (1) L+1.875% floating (2.0%(2)) September 2023 (fully revolving until maturity) $87.0 million Notes Payable 4.5% fixed Redeemable at MAIN's option at any time, subject to certain make whole provisions; Matures December 1, 2022 $185.0 million Notes Payable 5.2% fixed Redeemable at MAIN's option at any time, subject to certain make whole provisions; Matures May 1, 2024 $450.0 million Notes Payable 3.0% fixed Redeemable at MAIN's option at any time, subject to certain make whole provisions; Matures July 14, 2026 $300.0 million SBIC Debentures (3) 3.2% fixed (weighted average) Various dates between 2021 - 2031 (weighted average duration = 6.2 years) $290.0 million

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 19 MAIN (2) Internally Managed BDC’s (3)(5) Externally Managed BDC’s (4)(5) Long-term Maturity of Debt Obligations MAIN’s conservative capital structure provides long-term access to attractively- priced and structured debt facilities • Allows for investments in assets with long-term holding periods / illiquid positions and greater yields and overall returns • Provides downside protection and liquidity through economic cycles • Allows MAIN to be opportunistic during periods of economic uncertainty $87.0 $16.0 $63.8 $75.0 $75.0 $35.0 $25.2 $185.0 $450.0 $300.0 $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 $500 $550 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 (in millions) Credit Facility SBIC debentures 4.50% Notes due 2022 5.20% Notes due 2024 3.00% Notes due 2026 (4) (1) (2) (1) As of March 31, 2021, MAIN’s credit facility had $780.0 million in total commitments with an accordion feature to increase up to $800.0 million; Borrowings under this facility are available to provide additional liquidity for investment and operational activities; in April 2021, MAIN’s credit facility was amended to, among other changes, (i) increase the total commitments from $780.0 million to $855.0 million and (ii) extend the revolving period under the Credit Facility to April 7, 2025 and the final maturity date of the Credit Facility to April 7, 2026 (2) Issued in November 2017; redeemable at MAIN’s option at any time, subject to certain make-whole provisions (3) Originally issued in April 2019 with follow-on issuances in December 2019 and July 2020; redeemable at MAIN’s option at any time, subject to certain make-whole provisions (4) Issued in January 2021; redeemable at MAIN’s option at any time, subject to certain make-whole provisions (3)

MAIN ST CAPITAL CORPORATION

Interest Rate Impact and Sensitivity

While MAIN's financial results are subject to significant impact from changes in interest rates, upside is greater than downside due to majority fixed rate debt obligations and majority floating rate debt investments with minimum interest rate floors

- 93% of MAIN's outstanding debt obligations have fixed interest rates(4), limiting the increase in interest expense
- 69% of MAIN's debt investments bear interest at floating rates(4), the majority of which contain contractual minimum index rates, or "interest rate floors" (weighted-average floor of approximately 110 basis points)(5)
- Provides MAIN the opportunity to achieve significant increases in net investment income if interest rates increase, with limited remaining negative impact if interest rates decrease

The following table illustrates the approximate annual changes in the components of MAIN's net investment income due to hypothetical increases (decreases) in interest rates(1)(2) (dollars in thousands):

Basis Point Increase (Decrease) in Interest Rate	Increase (Decrease) in Interest Income	(Increase) Decrease in Interest Expense(3)	Increase (Decrease) in Net Investment Income	Increase (Decrease) in Net Investment Income per Share(6)
(100)	(374)	104	(270)	(0.00)
(75)	(366)	104	(262)	(0.00)
(50)	(358)	104	(254)	(0.00)
(25)	(350)	104	(246)	(0.00)
25	556	(218)	338	0.00
50	1,134	(435)	699	0.01
75	1,874	(653)	1,221	0.02
100	3,995	(870)	3,125	0.05
125	6,869	(1,088)	5,781	0.09
150	10,025	(1,305)	8,720	0.13

(1) Assumes no changes in the portfolio investments, outstanding revolving credit facility borrowings or other debt obligations existing as of March 31, 2021

(2) Assumes that all LIBOR and prime rates would change effective immediately on the first day of the period; However, the actual contractual LIBOR rate reset dates would vary in future periods generally on either a monthly or quarterly basis across both the investments and our revolving credit facility

(3) The hypothetical (increase) decrease in interest expense would be impacted by the changes in the amount of debt outstanding under our revolving credit facility, with interest expense (increasing) decreasing as the debt outstanding under our revolving credit facility increases (decreases)

(4) As of March 31, 2021

(5) Weighted-average interest rate floor calculated based on debt principal balances as of March 31, 2021

(6) Per share amount is calculated using shares outstanding as of March 31, 2021

Main Street Capital Corporation NYSE: MAIN mainstcapital.com

Page 20

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 21 At-The-Market (ATM) Equity Program Provides permanent capital to match indefinite or long-term holding period for LMM investments Facilitates maintenance of conservative leverage position Issued equity is accretive to NAV per share Provides significant benefits vs traditional overnight equity offerings • Provides equity capital and liquidity on an as-needed basis, avoiding dilution from larger overnight equity offerings • Provides equity capital at significantly lower cost • Avoids negative impact to stock price from larger overnight equity offerings Raised net proceeds of $521.3 million since inception in 2015(1) • Average sale price is approximately 61% above average NAV per share over same period(1) • Resulted in economic cost savings of approximately $26.4 million when compared to traditional overnight equity offering(1)(2) ATM Equity Program provides efficient, low cost capital • Provides permanent capital to match growth of LMM investments on an as-needed basis • Provides significant economic cost savings compared to traditional overnight equity offerings (1) Through March 31, 2021 (2) Assumes 6% all-in cost for traditional overnight equity offering

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 22 Lower Middle Market (LMM) Investment Strategy Investment Objectives • High cash yield from secured debt investments (10.8% weighted- average cash coupon as of March 31, 2021); plus • Dividend income and periodic capital gains from equity investments Investments are structured for (i) protection of capital, (ii) high recurring income and (iii) meaningful capital gain opportunity Focus on self-sponsored, “one stop” financing opportunities • Partner with business owners and entrepreneurs • Recapitalization, buyout, growth and acquisition capital • Extensive network of grass roots referral sources • Strong and growing “Main Street” brand recognition / reputation Provide customized financing solutions Investments have low correlation to the broader debt and equity markets and attractive risk-adjusted returns LMM investment strategy differentiates MAIN from its competitors and provides attractive risk- adjusted returns

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 23 LMM Investment Opportunity Large and critical portion of U.S. economy • 175,000+ domestic LMM businesses(1) LMM is under-served from a capital perspective and less competitive Inefficient asset class generates pricing inefficiencies • Typical entry enterprise values between 4.5X – 6.5X EBITDA • Typical entry leverage multiples between 2.0X – 4.0X EBITDA to MAIN debt investment Partner relationship with the management teams of our portfolio companies vs a “commoditized vendor of capital” MAIN targets LMM investments in established, profitable companies Characteristics of LMM provide beneficial risk- reward investment opportunities (1) Source: U.S. Census 2012 – U.S. Data Table by Enterprise Receipt Size; 2012 County Business Patterns and 2012 Economic Census; includes Number of Firms with Enterprise Receipt Size between $10,000,000 and $99,999,999

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 24 Private Loan Investment Strategy Investment Objectives • Access proprietary investments with attractive risk-adjusted return characteristics • Generate cash yield to support MAIN monthly dividend Investment Characteristics • Investments in companies that are consistent with the size of companies in our LMM and Middle Market portfolios • Proprietary investments originated through strategic relationships with other investment funds on a collaborative basis • Current Private Loan portfolio companies have weighted-average EBITDA of approximately $50.8 million(1) Investments in secured debt investments • First lien, senior secured debt investments • Floating rate debt investments 8% – 12% targeted gross yields • Weighted-average effective yield(2) of 8.7%(3) • Net returns positively impacted by lower overhead requirements and modest use of leverage • Floating rate debt investments provide matching with MAIN’s floating rate credit facility Private Loan portfolio investments are primarily debt investments in privately held companies which have been originated through strategic relationships with other investment funds on a collaborative basis, and are often referred to in the debt markets as “club deals” (1) This calculation excludes four Private Loan portfolio companies as EBITDA is not a meaningful metric for these portfolio companies (2) Weighted-average effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non-accrual status (3) Weighted-average effective yield is calculated using the applicable floating interest rate as of March 31, 2021

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 25 Middle Market Debt Investment Strategy Investment Objective • Generate cash yield to support MAIN monthly dividend Investments in secured and/or rated debt investments • First lien, senior secured debt investments • Floating rate debt investments Larger companies than the LMM investment strategy • Current Middle Market portfolio companies have weighted-average EBITDA of approximately $72.1 million(1) Large and critical portion of U.S. economy • Nearly 200,000 domestic Middle Market businesses(2) More relative liquidity than LMM investments 6% – 10% targeted gross yields • Weighted-average effective yield(3) of 7.9%(4) • Net returns positively impacted by lower overhead requirements and modest use of leverage • Floating rate debt investments provide matching with MAIN’s floating rate credit facility MAIN maintains a portfolio of debt investments in Middle Market companies (1) This calculation excludes one Middle Market portfolio company as EBITDA is not a meaningful metric for this portfolio company (2) Source: National Center for The Middle Market; includes number of U.S. domestic businesses with revenues between $10 million and $1 billion (3) Weighted-average effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non-accrual status (4) Weighted-average effective yield is calculated using the applicable floating interest rate as of March 31, 2021

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 26 Asset Management Business In May 2012, MAIN(1) entered into an investment sub-advisory agreement with the investment adviser to MSC Income Fund, Inc. (MSIF)(2), a non-listed BDC • MAIN(1) provided asset management services, including sourcing, diligence and post- investment monitoring • MAIN(1) historically received 50% of the total management fees and incentive fees paid by MSIF – Base management fee of 2% of total assets – Incentive fees – 20% of net investment income above a hurdle rate and 20% of net realized capital gains In October 2020, MAIN(1) closed a transaction with the former investment adviser to MSIF to become the sole investment adviser to and administrator of MSIF • The fund changed its name to MSC Income Fund, Inc. • MAIN(1) receives 100% of the management fees and incentive fees – Base management fee reduced from 2.0% to 1.75% of total assets – No change to incentive fee calculation In December 2020, MAIN launched a new private fund which is also managed by MAIN(1) with an investment strategy solely focused on MAIN’s Private Loan investment strategy Benefits to MAIN • No significant increases to MAIN’s operating costs to provide services (utilize existing infrastructure and leverage fixed costs and existing investment capabilities) • Monetizing the value of MAIN franchise • Significant positive impact on MAIN’s financial results – $3.6 million contribution to net investment income in the first quarter of 2021(3) – $9.9 million contribution to net investment income for the year ended December 31, 2020(3) – $87.7 million of cumulative unrealized appreciation as of March 31, 2021 MAIN’s asset management business represents additional income diversification and the opportunity for greater stakeholder returns MAIN’s internally managed operating structure provides MAIN’s stakeholders the benefits of this asset management business (1) Through MAIN’s wholly owned unconsolidated subsidiary, MSC Adviser I, LLC (2) Formerly known as HMS Income Fund, Inc. prior to name change effective October 30, 2020 (3) Contribution to Net Investment Income includes (a) dividend income received by MAIN from MSC Adviser I, LLC and (b) operating expenses allocated from MAIN to MSC Adviser I, LLC

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 27 Total Investment Portfolio Includes complementary LMM debt and equity investments, Private Loan debt investments and Middle Market debt investments Total investment portfolio at fair value consists of approximately 47% LMM / 27% Private Loan / 15% Middle Market / 11% Other(1) Portfolio investments 174 LMM, Private Loan and Middle Market portfolio companies • Average investment size of $13.5 million(2) • Largest individual portfolio company represents 2.9%(3) of total investment income and 2.7% of total portfolio fair value (most investments are less than 1%) • Six non-accrual investments, which represent 0.8% of the total investment portfolio at fair value and 2.9% at cost • Weighted-average effective yield(4) of 9.6% Significant diversification Diversity provides structural protection to investment portfolio, revenue sources, income, cash flows and shareholder dividends • Issuer • Industry • Transaction type (1) Other includes MSC Adviser I, LLC, MAIN’s External Investment Manager, and short-term portfolio investments (2) As of March 31, 2021; based on cost (3) Based upon total investment income for the trailing twelve month period ended March 31, 2021 (4) Weighted-average effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non-accrual status • Geography • End markets • Vintage

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 28 Portfolio Snapshot – Significant Diversification (1) Excludes Main’s short-term portfolio investments and the External Investment Manager, as described in MAIN’s public filings 12/31/2018 12/31/2019 12/31/2020 3/31/2021 Number of Portfolio Companies Lower Middle Market 69 69 70 71 Private Loans 59 65 63 63 Middle Market 56 51 42 40 Other Portfolio(1) 11 11 12 14 Total 195 196 187 188 $ Invested - Cost Basis Lower Middle Market $ 990.9 $ 1,002.2 $ 1,104.6 $ 1,129.1 % of Total 43.7% 41.2% 44.4% 44.9% Private Loans $ 553.3 $ 734.8 $ 769.0 $ 767.1 % of Total 24.4% 30.3% 30.9% 30.5% Middle Market $ 608.8 $ 572.3 $ 488.9 $ 454.8 % of Total 26.8% 23.6% 19.7% 18.1% Other Portfolio(1) $ 116.0 $ 118.4 $ 124.7 $ 164.4 % of Total 5.1% 4.9% 5.0% 6.5% Total $ 2,269.0 $ 2,427.7 $ 2,487.2 $ 2,515.4

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 29 Portfolio Snapshot – Significant Diversification (cont.) (1) Excludes Main’s short-term portfolio investments and the External Investment Manager, as described in MAIN’s public filings 12/31/2018 12/31/2019 12/31/2020 3/31/2021 $ Invested - Fair Value Lower Middle Market $ 1,195.0 $ 1,206.9 $ 1,285.5 $ 1,328.6 % of Total 50.0% 47.7% 50.1% 50.5% Private Loans $ 507.9 $ 692.1 $ 740.4 $ 741.2 % of Total 21.3% 27.4% 28.8% 28.2% Middle Market $ 576.9 $ 522.1 $ 445.6 $ 418.1 % of Total 24.2% 20.7% 17.4% 15.9% Other Portfolio(1) $ 108.3 $ 106.7 $ 96.6 $ 142.2 % of Total 4.5% 4.2% 3.7% 5.4% Total $ 2,388.2 $ 2,527.8 $ 2,568.1 $ 2,630.1 % of Total $ Invested in Debt (Cost Basis) Lower Middle Market $ 680.7 $ 660.1 $ 726.9 $ 744.8 % of Total of Lower Middle Market 68.7% 65.9% 65.8% 66.0% Private Loans $ 514.5 $ 695.5 $ 721.6 $ 722.1 % of Total of Total Private Loans 93.0% 94.6% 93.8% 94.1% Middle Market $ 586.2 $ 542.4 $ 454.6 $ 420.4 % of Total of Total Middle Market 96.3% 94.8% 93.0% 92.4% Other Portfolio(1) $ - $ - $ - $ 48.0 % of Total of Total Other Portfolio 0.0% 0.0% 0.0% 29.2% Total $ 1,781.3 $ 1,898.0 $ 1,903.1 $ 1,935.3 % of Total Portfolio 78.5% 78.2% 75.6% 74.5%

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 30 Portfolio Snapshot – Significant Diversification (cont.) 12/31/2018 12/31/2019 12/31/2020 3/31/2021 % of Total $ Invested in Debt that is First Lien (Cost Basis) Lower Middle Market $ 670.5 $ 647.4 $ 712.6 $ 731.5 % of Lower Middle Market 98.5% 98.1% 98.1% 98.2% Private Loans $ 473.4 $ 663.2 $ 688.2 $ 698.9 % of Total Private Loans 92.0% 95.4% 95.4% 96.8% Middle Market $ 515.4 $ 495.2 $ 420.3 $ 392.8 % of Total Middle Market 87.9% 91.3% 92.4% 93.4% Other Portfolio(1) $ - $ - $ - $ - % of Total Other Portfolio 0.0% 0.0% 0.0% 0.0% Total $ 1,659.3 $ 1,805.8 $ 1,821.1 $ 1,823.2 % of Total Portfolio Debt Investments 93.1% 95.1% 95.7% 91.7% % of Total Investment Portfolio 73.1% 74.4% 72.4% 70.2% (1) Excludes Main’s short-term portfolio investments and the External Investment Manager, as described in MAIN’s public filings

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 31 Total Portfolio by Industry (as a Percentage of Cost) (1) (1) Excluding MAIN’s Other Portfolio investments, the External Investment Manager, and short-term portfolio investments, each as described in MAIN’s public filings, which in aggregate represent approximately 9% of the total portfolio Construction & Engineering, 7% Machinery, 6% Health Care Providers & Services, 6% Internet Software & Services, 5% Professional Services, 5% Aerospace & Defense, 5% Energy Equipment & Services, 5% Software, 4% Specialty Retail, 4% Commercial Services & Supplies, 4% Leisure Equipment & Products, 4% IT Services, 4% Communications Equipment, 3% Oil, Gas & Consumable Fuels, 3% Hotels, Restaurants & Leisure, 3% Food Products, 2% Tobacco, 2% Media, 2% Distributors, 2% Diversified Financial Services, 2% Building Products, 2% Electronic Equipment, Instruments & Components, 2% Diversified Telecommunication Services, 2% Computers & Peripherals, 2% Containers & Packaging, 2% Life Sciences Tools & Services, 1% Household Durables, 1% Trading Companies & Distributors, 1% Diversified Consumer Services, 1% Transportation Infrastructure, 1% Food & Staples Retailing, 1% Electrical Equipment, 1% Other, 5%

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 32 LBO/MBO Acquisition Recapitalization/ Refinancing Diversified Total Portfolio (as a Percentage of Cost) (1) Invested Capital by Transaction Type Invested Capital by Geography (2) 22% 20% 24% 13% 21% (1) Excluding MAIN’s Other Portfolio investments, the External Investment Manager, and short-term portfolio investments, each as described in MAIN’s public filings, which in aggregate represent approximately 9% of the total portfolio (2) Based upon portfolio company headquarters and excluding any MAIN investments headquartered outside the U.S., which represent approximately 2% of the total portfolio Growth Capital 9% 41% 47% 3%

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 33 LMM Investment Portfolio 71 portfolio companies / $1,328.6 million in fair value • 47% of total investment portfolio at fair value Debt yielding 11.5%(1) (66% of LMM portfolio at cost) • 98% of debt investments have first lien position • 67% of debt investments earn fixed-rate interest • Approximately 800 basis point net cash interest margin vs “matched” fixed interest rate on SBIC debentures Equity in 99% of LMM portfolio companies representing 38% average ownership position (34% of LMM portfolio at cost) • Opportunity for fair value appreciation, capital gains and cash dividend income • 61% of LMM companies(2) with direct equity investment are currently paying dividends • Fair value appreciation of equity investments supports Net Asset Value per share growth • Lower entry multiple valuations, lower cost basis • $199.5 million, or $2.93 per share, of cumulative pre-tax net unrealized appreciation at March 31, 2021 LMM Investment Portfolio consists of a diversified mix of secured debt and lower cost basis equity investments (1) Weighted-average effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non-accrual status (2) Includes the LMM companies that (a) MAIN is invested in direct equity and (b) are treated as flow-through entities for tax purposes; based upon dividend income for the trailing twelve month period ended March 31, 2021

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 34 LMM Investment Portfolio Median LMM portfolio credit statistics: • Senior leverage of 3.0x EBITDA through MAIN debt position • 2.4x EBITDA to senior interest coverage • Total leverage of 3.1x EBITDA including debt junior in priority to MAIN • Free cash flow de-leveraging improves credit metrics and increases equity appreciation Average investment size of $18.7 million at fair value or $15.9 million on a cost basis (less than 1% of total investment portfolio) Opportunistic, selective posture toward new investment activity over the economic cycle High quality, seasoned LMM portfolio • Total LMM portfolio investments at fair value equals 118% of cost • Equity component of LMM portfolio at fair value equals 165% of cost • Significant portion of LMM portfolio has de-leveraged and a majority of the LMM portfolio investments have experienced equity appreciation LMM Investment Portfolio is a pool of high quality, seasoned assets with attractive risk-adjusted return characteristics

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 35 Private Loan Investment Portfolio 63 investments / $741.2 million in fair value • 27% of total investment portfolio at fair value Average investment size of $12.2 million(1) (less than 1% of total portfolio) Investments in secured debt instruments • 93% of Private Loan portfolio is secured debt • 97% of Private Loan debt portfolio is first lien term debt Debt yielding 8.7%(2) • 93% of Private Loan debt investments bear interest at floating rates(3), providing matching with MAIN’s floating rate credit facility • Greater than 550 basis point net cash interest margin vs “matched” floating rate on the MAIN credit facility Private Loan Investment Portfolio provides a diversified mix of investments and sources of income to complement the LMM Investment Portfolio (1) As of March 31, 2021; based on cost (2) Weighted-average effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non-accrual status (3) 90% of floating interest rates on Private Loan debt investments are subject to contractual minimum “floor” rates

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 36 Middle Market Investment Portfolio 40 investments / $418.1 million in fair value • 15% of total investment portfolio at fair value Average investment size of $11.4 million(1) (less than 1% of total portfolio) Investments in secured and/or rated debt investments • 92% of Middle Market portfolio is secured debt • 93% of Middle Market debt portfolio is first lien term debt Debt yielding 7.9%(2) • 95% of Middle Market debt investments bear interest at floating rates(3), providing matching with MAIN’s floating rate credit facility • Approximately 500 basis point net cash interest margin vs “matched” floating rate on the MAIN credit facility More investment liquidity compared to LMM Middle Market Investment Portfolio provides a diversified mix of investments and diverse sources of income to complement the LMM Investment Portfolio and a potential source of liquidity for MAIN’s future investment activities (1) As of March 31, 2021; based on cost (2) Weighted-average effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non-accrual status (3) 79% of floating interest rates on Middle Market debt investments are subject to contractual minimum “floor” rates

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 37 Non-GAAP Information Distributable net investment income is net investment income, as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. MAIN believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing MAIN’s financial performance. Net Debt to NAV Ratio is calculated as the Debt to NAV Ratio as determined in accordance with U.S. GAAP, except that total debt is reduced by cash and cash equivalents. Main Street believes presenting the Net Debt to NAV Ratio is useful and appropriate supplemental disclosure for analyzing its financial position and leverage. However, the Net Debt to NAV Ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the Debt to NAV Ratio and other financial measures presented in accordance with U.S. GAAP. Instead, the Net Debt to NAV Ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial position.

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 38 Main Street Capital Corporation Appendix

MAIN ST CAPITAL CORPORATION

MAIN Income Statement Summary

($ in 000's)	Q1 20[(1)]	Q2 20	Q3 20	Q4 20	Q1 21	Q1 21 vs. Q1 20 % Change[(2)]
Total Investment Income	$ 56,150	$ 52,007	$ 51,954	$ 62,504	$ 62,807	12%
Expenses:						
Interest Expense	(12,441)	(11,898)	(12,489)	(12,761)	(13,804)	(11)%
G&A Expense	(4,327)	(5,998)	(6,442)	(7,488)	(6,913)	(60)%
Distributable Net Investment Income (DNII)[(3)]	39,382	34,111	33,023	42,255	42,090	7%
DNII Margin %	70.1%	65.6%	63.6%	67.6%	67.0%	
Share-based compensation	(2,837)	(2,817)	(2,561)	(2,612)	(2,333)	18%
Net Investment Income	36,545	31,294	30,462	39,643	39,757	9%
Net Realized Loss	(21,866)	(8,584)	(13,874)	(71,623)	(15,730)	NM
Net Unrealized Appreciation (Depreciation)	(194,381)	13,164	63,114	111,948	34,001	NM
Income Tax Benefit (Provision)	8,264	7,495	(1,507)	(712)	(682)	NM
Net Increase in Net Assets	$ (171,438)	$ 43,369	$ 78,195	$ 79,256	$ 57,346	NM
Net Investment Income Per Share	$ 0.57	$ 0.48	$ 0.46	$ 0.59	$ 0.58	2%
DNII Per Share	$ 0.61	$ 0.52	$ 0.50	$ 0.63	$ 0.62	2%

(1) Excludes the effect of the $0.5 million realized loss recognized in the first quarter of 2020 on the repayment of the SBIC debentures issued prior to the date of the Main Street Capital II, LP acquisition which had previously been accounted for on the fair value method of accounting and the related accounting reversals of prior unrealized depreciation; The net effect of this item has no effect on Net Increase in Net Assets or Distributable Net Investment Income
(2) Percent change from prior year is based upon impact (increase/(decrease)) on Net Increase (Decrease) in Net Assets
(3) See Non-GAAP Information disclosures included on page 37 of this presentation
NM – Not Measurable / Not Meaningful

Main Street Capital Corporation NYSE: MAIN mainstcapital.com
Page 39

MAIN Per Share Change in Net Asset Value (NAV)

($ per share)	Q1 20[1]	Q2 20	Q3 20	Q4 20	Q1 21
Beginning NAV	$ 23.91	$ 20.73	$ 20.85	$ 21.52	$ 22.35
Distributable Net Investment Income[4]	0.61	0.52	0.50	0.63	0.62
Share-Based Compensation Expense	(0.04)	(0.04)	(0.04)	(0.04)	(0.04)
Net Realized Loss	(0.34)	(0.13)	(0.21)	(1.09)	(0.23)
Net Unrealized Appreciation (Depreciation)	(3.01)	0.20	0.95	1.71	0.50
Income Tax Benefit (Provision)	0.13	0.11	(0.02)	(0.01)	(0.01)
Net Increase (Decrease) in Net Assets	(2.65)	0.66	1.18	1.20	0.84
Regular Monthly Dividends to Shareholders	(0.615)	(0.615)	(0.615)	(0.615)	(0.615)
Accretive Impact of Stock Offerings[2]	0.06	0.16	0.06	0.21	0.03
Other[3]	0.02	(0.09)	0.04	0.04	0.04
Ending NAV	$ 20.73	$ 20.85	$ 21.52	$ 22.35	$ 22.65
Weighted Average Shares	64,536,471	65,303,580	66,110,555	65,705,963	68,126,576

Certain fluctuations in per share amounts are due to rounding differences between quarters.

(1) Excludes the effect of the $0.5 million realized loss recognized in the first quarter of 2020 on the repayment of the SBIC debentures issued prior to the date of the Main Street Capital II, LP acquisition which had previously been accounted for on the fair value method of accounting and the related accounting reversals of prior unrealized depreciation; The net effect of this item has no effect on Net Increase in Net Assets or Distributable Net Investment Income

(2) Includes accretive impact of shares issued through the Dividend Reinvestment Plan (DRIP) and ATM program

(3) Includes differences in weighted-average shares utilized for calculating changes in NAV during the period and actual shares outstanding utilized in computing ending NAV and other minor changes

(4) See reconciliation of DNII per share to Net Investment Income per share and Non-GAAP Information disclosures included on pages 37 and 39 of this presentation

Main Street Capital Corporation NYSE: MAIN mainstcapital.com

Page 40

MAIN ST CAPITAL CORPORATION

MAIN Balance Sheet Summary

($ in 000's, except per share amounts)	Q1 20	Q2 20	Q3 20	Q4 20	Q1 21
LMM Portfolio Investments	$ 1,168,150	$ 1,188,006	$ 1,228,060	$ 1,285,521	$ 1,328,605
Middle Market Portfolio Investments	418,442	410,501	441,292	445,610	418,120
Private Loan Investments	629,094	653,824	743,684	740,371	741,196
Other Portfolio Investments	95,481	98,142	100,529	96,604	142,228
External Investment Manager	61,580	69,080	71,080	116,760	117,220
Short-term Investments	-	-	-	-	52,763
Cash and Cash Equivalents	54,188	68,539	27,121	31,919	65,001
Other Assets	48,553	57,703	45,702	52,579	47,573
Total Assets	$ 2,475,488	$ 2,545,795	$ 2,657,468	$ 2,769,364	$ 2,912,705
Credit Facility	$ 277,000	$ 315,000	$ 253,000	$ 269,000	$ 87,000
SBIC Debentures(1)	299,146	308,814	298,835	303,972	283,948
Notes Payable(2)	507,892	508,074	635,638	635,653	930,617
Other Liabilities	55,279	42,963	46,813	45,972	70,976
Net Asset Value (NAV)	1,336,170	1,370,944	1,423,182	1,514,767	1,540,164
Total Liabilities and Net Assets	$ 2,475,487	$ 2,545,795	$ 2,657,468	$ 2,769,364	$ 2,912,705
Total Portfolio Fair Value as % of Cost	99%	100%	102%	107%	108%
Common Stock Price Data:					
High Close	$ 45.00	$ 35.82	$ 33.01	$ 32.59	$ 39.56
Low Close	15.74	17.34	28.66	27.39	31.35
Quarter End Close	20.51	31.13	29.57	32.26	39.15

(1) Includes adjustment to the face value of MSC II SBIC debentures pursuant to the fair value method of accounting elected for such MSC II SBIC borrowings for the period Q1 20; Total par value of MAIN's SBIC debentures at March 31, 2021 was $290.0 million

(2) Includes $450.0 million of 5.20% Notes due May 2024, $185.0 million of 4.50% Notes due December 2022, and $300.0 million of 3.00% Notes due July 2026

Main Street Capital Corporation NYSE: MAIN mainstcapital.com

Page 41

MAIN ST CAPITAL CORPORATION

MAIN Corporate Data

Please visit our website at www.mainstcapital.com for additional information

Board of Directors

Vincent D. Foster
Executive Chairman
Main Street Capital Corporation

Arthur L. French
Retired CEO/Executive

J. Kevin Griffin
SVP, Financial Planning & Analysis
Novant Health, Inc.

Dwayne L. Hyzak
CEO
Main Street Capital Corporation

John E. Jackson
President & CEO
Spartan Energy Partners, LP
CSI Compressco LP

Brian E. Lane
CEO & President
Comfort Systems USA

Kay Matthews
Board of Directors
SVB Financial Group and Coherent, Inc.

Dunia A. Shive
Board of Directors
Kimberly-Clark Corporation and Trinity Industries, Inc.

Stephen B. Solcher
Executive Advisor
BMC Software

Executive Officers

Dwayne L. Hyzak
Chief Executive Officer

David L. Magdol
President & Chief Investment Officer

Vincent D. Foster
Executive Chairman

Jesse E. Morris
Chief Operating Officer and Executive Vice President

Brent D. Smith
Chief Financial Officer & Treasurer

Jason B. Beauvais
SVP, General Counsel, Secretary & Chief Compliance Officer

Nicholas T. Meserve
Managing Director

Lance A. Parker
Vice President & Chief Accounting Officer

Research Coverage

Robert J. Dodd
Raymond James
(901) 579-4560

Kenneth S. Lee
RBC Capital Markets
(212) 905-5995

Michael Ramirez
Truist Securities
(404) 926-5607

Corporate Headquarters

1300 Post Oak Blvd, 8th Floor
Houston, TX 77056
Tel: (713) 350-6000
Fax: (713) 350-6042

Independent Registered Public Accounting Firm

Grant Thornton, LLP
Houston, TX

Corporate Counsel

Dechert, LLP
Washington, D.C.

Securities Listing

Common Stock – NYSE: MAIN

Transfer Agent

American Stock Transfer & Trust Co.
Tel: (800) 937-5449
www.astfinancial.com

Investor Relation Contacts

Dwayne L. Hyzak
Chief Executive Officer

Brent D. Smith
Chief Financial Officer

Tel: (713) 350-6000

Ken Dennard
Zach Vaughan
Dennard Lascar Investor Relations
Tel: (713) 529-6600

Management Executive Committee

Dwayne L. Hyzak, Chief Executive Officer

David L. Magdol, President & Chief Investment Officer

Vincent D. Foster, Executive Chairman

Investment Committee

Dwayne L. Hyzak, Chief Executive Officer

David L. Magdol, President & Chief Investment Officer

Vincent D. Foster, Executive Chairman

Main Street Capital Corporation NYSE: MAIN mainstcapital.com
Page 42